                                                                      EXHIBIT 12

                             SCHOLASTIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                       SIX MONTHS ENDED                    FISCAL YEAR ENDED MAY 31,
                                         NOVEMBER 30,     ------------------------------------------------------------
                                             2000           2000           1999       1998           1997       1996
                                       ----------------   --------       --------   --------       --------   --------
Earnings:
  Pretax earnings from continuing
    operations.......................       $ 71.4         $ 80.4 (a)     $58.9      $38.1(b)       $ 1.0      $46.6(c)
  Fixed charges......................         31.8           32.5          30.5       29.0           24.9       18.4
  Less: interest capitalized.........         (1.4)          (1.4)         (0.6)        --             --         --
                                            ------         ------         -----      -----          -----      -----
  Earnings...........................       $101.8         $111.5         $88.8      $67.1          $25.9      $65.0
                                            ======         ======         =====      =====          =====      =====
Fixed Charges:
  Interest expensed..................       $ 23.6         $ 19.1         $19.2      $20.3          $16.8      $11.4
  Interest capitalized...............          1.4            1.4           0.6         --             --         --
  Interest factor, included in rental
    expense..........................          6.8           12.0          10.7        8.7            8.1        7.0
                                            ------         ------         -----      -----          -----      -----
  Fixed Charges......................       $ 31.8         $ 32.5         $30.5      $29.0          $24.9      $18.4
                                            ======         ======         =====      =====          =====      =====
Ratio of earnings to fixed charges...         3.20           3.43 (a)      2.91       2.31(b)        1.04       3.53(c)
                                            ======         ======         =====      =====          =====      =====

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(a) Includes a non-recurring charge of $8.5 primarily related to the establishment of a litigation reserve following an adverse decision in a lawsuit. Excluding this charge, the ratio of earnings to fixed charges would have been 3.69.

(b) Includes a non-recurring charge of $11.4 relating to the impairment of certain assets. Excluding this charge, the ratio of earnings to fixed charges would have been 2.71.

(c) Includes a non-recurring charge of $24.3 relating to the impairment of certain assets. Excluding this charge, the ratio of earnings to fixed charges would have been 4.85.